As filed with the Securities and Exchange Commission on November 7, 2003
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LJ INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

British Virgin Islands
(State or other jurisdiction
of incorporation or organization)

Not Applicable
(I.R.S. Employer Identification No.)

Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
011-852-2764-3622
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7131
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies of all communications to:

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7131
Facsimile: (303) 770-7332

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each		offering	aggregate	Amount of
class of securities	Amount to be	price per	offering	registration
to be registered	registered (1)	share	price (3)	fee (3)(4)

Common Stock,
$.01 par value	918,200 shares(2)	(3)	$2,504,620	$202.63

     (1)  Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“Shares”) which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

-ii-

     (2)  Represents the aggregate of:

•	318,200 shares currently held by a selling shareholder; and

•	600,000 shares of common stock issuable upon exercise of a warrant issued to an investor relations consultant of LJ International

     (3)  Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(i) of the Securities Act of 1933, as amended, based on the sum of:

•	the closing price of $4.10 per share of common stock on November 5, 2003 for the 318,200 issued and outstanding shares ($1,304,620); and

•	the maximum amount of consideration to be received by the Registrant in connection with the exercise of the warrants ($1,200,000).

     (4)  The Registrant initially filed a Registration Statement on Form F-1 (Registration No. 333-90016) on June 7, 2002 (the “Form F-1”), to register certain offers and sales of its common stock as set forth in that Registration Statement. Subsequently, the Registrant withdrew the Form F-1 on August 18, 2003. The Registrant is filing this Registration Statement on Form F-3 to register the reoffer and resale of the securities indicated on this cover page. A registration fee of $969.38 was paid in connection with the filing of the Form F-1. Pursuant to Rule 457(p), the aggregate total dollar amount of the filing fee associated with the unsold common stock under the Form F-1 has not yet been offset by any other filing fees. The $969.38 filing fee which was previously paid is being offset by the $202.63 filing fee due for this Registration Statement, resulting in a remaining available offset balance of $766.75.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-iii-

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 7, 2003

Prospectus

LJ INTERNATIONAL INC.

918,200 SHARES
OF COMMON STOCK

The Issuer: We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets. We are located at:

Unit #12, 12/F, Block A
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Telephone: 011-852-2764-3622

The Offering: All of the shares of common stock being offered in this prospectus have been or will be issued by LJ International to the shareholders who are offering them for sale. The selling shareholders can use this prospectus to sell all or part of the shares they receive through the exercise of their warrants.

Nasdaq National Market Trading Symbol: “JADE”. On November 5, 2003, the last sales price of the common stock was $4.10 per share.

Proceeds From This Offering: The shareholders selling the common stock in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur, but we may receive up to $1,200,000 from the exercise, if any, of the warrants by one of the selling shareholders for cash. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $20,000.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2003.

WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
CAPITALIZATION AND INDEBTEDNESS
SELLING SHAREHOLDERS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
EXPENSES OF THE ISSUE
SIGNATURES
EXHIBIT INDEX
EX-4.2 Strategic Advisory Services Agreement
EX-4.3 Form of Common Stock Purchase Warrant
EX-5.1 Opinion/Consent of Andrew N. Bernstein, PC
EX-23.1 Consent of Moores Rowland Mazars

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.ljintl.com.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We have filed a registration statement on Form F-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update and in some cases supersede the information in the registration statement. The documents that we have previously filed and that are incorporated by reference include the following SEC filings (File No. 0-29620):

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

•	Each of our Reports on Form 6-K filed since the date of filing of our Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

•	Our proxy statement for our annual meeting of shareholders to be held on December 5, 2003; and

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed February 20, 1998 together with all amendments and reports filed for the purpose of updating that description.

     All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. Upon your oral or written request, we will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Attention: Corporate Secretary
Telephone: 011-852-2764-3622
Facsimile: 011-852-2764-3783

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 8 of this prospectus.

LJ International Inc.

     We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.

     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers that need specialized product development services, and through a marketing relationship with International Jewelry Connection (IJC) for those customers that need higher levels of service and training.

     We organize our marketing and distribution strategies by retail distribution channels. Concepts are developed for the specific needs of different market segments. We have identified the following as prime retail targets:

•	fine jewelers;

•	national jewelry chains;

•	department stores;

•	electronic retailers; and

•	specialty retailers.

     For the fiscal year ended April 30, 2002 and the eight-month period ended December 31, 2002, approximately 73% and 77% of our sales were in North America.

     Approximately 25% of our sales during the fiscal year ended December 31, 2002 was to our largest customer, QVC, Inc., and was not seasonal in nature. It has been our management’s experience that the remaining 75% of our total sales is seasonally sensitive and is greater during the quarter ending December 31 of each year.

     We were incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on January 30, 1997.

The Offering

Securities Offered by the Selling Shareholders	918,200 shares of common stock. All of the common shares have been issued and/or are issuable upon exercise of warrants. A description of the terms of the warrants is included in this prospectus under “Selling Shareholders” at page 14.

Common Stock Outstanding as of October 17, 2003:	9,408,006 shares

Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling shareholders but we may receive up to $1,200,000 from the exercise, if any, of the warrants by one of the selling shareholders for cash.

Risk Factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” on page 8.

Nasdaq National Market Symbols	Common Stock - “JADE”
Warrants - “JADEW”

The outstanding number of shares assumes that there has been no exercise of the following options and warrants to purchase shares of our common stock:

•	1,679,000 common stock purchase warrants which are publicly traded and which we issued in our April 1998 initial public offering to purchase 1,679,000 shares of common stock at $5.75 per share through April 15, 2005 (as amended)

•	146,000 stock purchase options to purchase 146,000 shares of common stock at $8.25 per share through April 15, 2005 (as amended), which we sold to the IPO underwriter and/or persons related to the underwriter

•	up to 3,168,000 shares which are reserved for issuance upon exercise of the 3,168,000 outstanding options under our 1998 Stock Compensation Plan

•	up to 4,000,000 shares which are reserved for issuance upon grants of options under our 2003 Stock Compensation Plan (subject to shareholder approval at our December 5, 2003 Annual Shareholders Meeting)

•	options to purchase 35,000 shares at $5.00 per share through July 30, 2004, which we granted to a former financial consultant on July 31, 1999, for services rendered in connection with public relations

•	warrants to purchase 75,000 shares at $3.75 per share through November 30, 2004, and warrants to purchase 87,500 shares at $6.9375 per share through March 31, 2005, which we granted to two investors and a placement agent in connection with two tranches of our 3% Convertible Debentures on November 5, 1999, and March 22, 2000

•	warrants to purchase shares which we granted to a former financial consultant on June 1, 2001, for services rendered in connection with corporate development as follows:

•	80,000 shares at $3.43 per share exercisable through May 31, 2004; and

•	80,000 shares at $4.57 per share exercisable through May 31, 2005.

•	warrants to purchase 200,000 shares at $3.00 per share through August 15, 2006, which we granted to The Bauer Partnership, Inc. on August 16, 2001, in connection with a proposed debt placement which was never completed

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We depend upon QVC, Inc. for a large portion of our sales and we cannot be certain that these sales will continue. If they do not, our revenues will likely decline.

     Although we sell to a large number of customers in a variety of markets, a substantial portion of our sales involves offerings to one volume customer, QVC, Inc. For the fiscal years ended April 30, 2002 and December 31, 2002, QVC, Inc. accounted for approximately 28% and 25% of our sales. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contracts with QVC, Inc., who orders only on a “purchase order” basis. The loss of QVC, Inc. as a customer or a significant reduction in its orders would have a materially adverse effect.

We are controlled by one of our existing shareholders, whose interests may differ from other shareholders.

     Our largest shareholder beneficially owns or controls approximately 36.5% of our outstanding shares as of December 31, 2002. Accordingly, he has controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all, or substantially all, of our assets, election of directors, and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.

We face significant competition from larger competitors.

     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

There are numerous factors relating to the operations of our business that could adversely affect our success and results.

     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:

•	technological developments in the mass production of jewelry;

•	our ability to meet the design and production requirements of our customers efficiently;

•	the market acceptance of our customers’ jewelry;

•	increases in expenses associated with continued sales growth;

•	our ability to control costs;

•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins;

•	our capacity to develop and manage the introduction of new designed products; and

•	our ability to compete.

     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.

Our sales and marketing operations are performed principally at our executive offices which are located in Hong Kong. This means our results of operations and financial condition may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy.

     On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China, and Hong Kong became a Special Administrative Region of China, an SAR. As provided in the Sino-British Joint Declaration on the Question of Hong Kong, referred to as the Joint Declaration, and the Basic Law of the Hong Kong SAR of China, referred to as the Basic Law, the Hong Kong SAR is to have a high degree of autonomy except in foreign and defense affairs. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and full economic autonomy for 50 years. We cannot assure, however, that changes in political or other conditions will not result in an adverse impact on our financial and operating condition.

Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.

     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.

Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.

     We have obtained fire, casualty and theft insurance aggregating approximately $12.0 million, covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.

Sales of our jewelry to retailers are generally stronger during the quarter ending December 31 of each year due to the importance of the holiday selling season.

     The approximately 25% of our sales during the fiscal year ended December 31, 2002 to our largest customer, QVC, Inc., was not seasonal in nature. It has been our management’s experience that the remaining 75% of our total sales is seasonally sensitive.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S. Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of September 30, 2003:

•	on an actual basis (unaudited); and

•	on an as adjusted basis to give effect to the sale of an assumed 600,000 shares upon exercise of the warrants for cash, and the application of the net proceeds we may receive for our shares. The 600,000 shares assumes that $1,200,000 is raised at a net per common share price of $2.00. The actual change in common stock and additional paid-in capital will depend on the actual number of warrants exercised, and whether they are paid for by cash or on a “cashless” basis.

All data in the following table is unaudited.

	September 30, 2003

	(in thousands, except share data)
	(unaudited)
	Actual	As Adjusted

Long-term debt, net of current maturities	—	—

Shareholders’ Equity:
Common Stock, $.01 par value per share: 100,000,000 shares authorized, 9,345,506 shares issued and outstanding actual, and 9,945,506 shares issued and outstanding as adjusted	$93	$99
Additional paid-in capital	18,718	19,912
Retained earnings	7,560	7,560
Exchange translation reserve	(151)	(151)
Total shareholders’ equity	26,220	27,420
Total Capitalization	26,220	27,420

SELLING SHAREHOLDERS

     By this prospectus, we are registering 318,200 shares of common stock on behalf of LO Wai Chung Winnie. We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to Ms. LO as one of the selling shareholders in connection with the registration of these shares.

     On July 7, 2003, we sold 318,200 shares to Ms. LO for US$540,940 ($1.70 per share) in a private placement of shares. The 318,200 shares are to be sold from time to time by or for the account of Ms. LO, who is not affiliated with us. Ms. LO does not own any other shares of our common stock. None of the proceeds from the sale of the common stock will be received by us. The selling shareholder will pay all brokerage discounts or commissions attributable to the sale for her account. We are not aware of any existing agreement with any broker with respect to the sale of the common stock.

     Ms. LO’s address is Flat 2, 1/F., Block A, Belleve Garden, 53 Kung Lok Road, Kwun Tong, Kowloon, Hong Kong.

     By this prospectus, we are also registering 600,000 shares of common stock that may be acquired by Solo Argento Inc., a British Virgin Islands company, upon exercise of certain warrants. Pursuant to a strategic advisory services agreement dated July 1, 2003, we issued warrants to purchase 600,000 shares to Solo Argento Inc. as partial compensation for their services as our investor relations consultant. Each warrant entitles the holder to purchase one share of common stock at $2.00 per share at any time through March 31, 2004. The warrants also contain a “cashless” exercise feature. For a description of the warrant, see Exhibit 4.3 to the registration statement.

     We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to Solo Argento as one of the selling shareholders in connection with the registration of these shares.

     The 600,000 shares which are issuable upon exercise of the warrants may be sold from time to time by or for the account of Solo Argento, who is not affiliated with us other than as our current investor relations consultant. Solo Argento does not own any other shares of our common stock. None of the proceeds from the sale of the common stock issuable upon exercise of the warrants will be received by us. The selling shareholder will pay all brokerage discounts or commissions attributable to the sale for its account. We are not aware of any existing agreement with any broker with respect to the sale of the common stock.

     Solo Argento’s registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

USE OF PROCEEDS

     The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. We may, however, receive proceeds from the exercise of the warrants. Each warrant entitles the holder to purchase shares of common stock at a price of $2.00 per share. The purchase price is payable in cash or by surrendering shares of our common stock with an equal value. If all of the warrants are exercised for cash, we will receive up to $1,200,000.

DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

     The common stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

•	a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock as agent, or position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

•	any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders and any broker-dealers that participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. To the extent, if any, that the selling shareholders may be considered “underwriters” within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     If any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

•	the name of each of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions and discounts.

     The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

DESCRIPTION OF SECURITIES

     We have previously registered our common stock under the Exchange Act by filing a Form 8-A on February 20, 1998.

LEGAL MATTERS

     Certain legal matters have been passed upon for us by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111. Andrew N. Bernstein, Esq., the sole shareholder of Andrew N. Bernstein, P.C., owns options to acquire 100,000 shares of our common stock at $2.00 per share at any time until April 30, 2008.

EXPERTS

     Our audited consolidated financial statements as of April 30, 2001 and 2002 and December 31, 2002 and for each of the three years ended April 30, 2002 and the eight months ended December 31, 2002, have been incorporated by reference in this prospectus in reliance upon the report of Moores Rowland, Hong Kong, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Moores Rowland, Hong Kong merged with Mazars, Hong Kong on October 1, 2003 and are now practicing under the name of Moores Rowland Mazars.

EXPENSES OF THE ISSUE

     The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the 918,200 shares of common stock being registered on behalf of the selling shareholders. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being sold by the selling shareholders (including fees and expenses of our counsel), except for the underwriting discount and for legal fees of any counsel selected by them.

SEC Registration Fee	$203
Legal and accounting fees and expenses	17,600
Filing, printing and mailing expenses	2,000
Miscellaneous	197

Total	$20,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     The Company may obtain a directors’ and officers’ insurance policy.

Item 9.    Exhibits.

Exhibit No.	Name of Exhibit
4.1	Specimen certificate for common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, File No. 333-7912 and incorporated by reference)

Exhibit No.	Name of Exhibit
4.2	Strategic Advisory Services Agreement dated as of July 1, 2003 by and between the Company and Solo Argento Inc.

4.3	Form of Common Stock Purchase Warrant issued in connection with the July 1, 2003 Strategic Advisory Services Agreement

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Moores Rowland Mazars, independent auditors

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

Item 10. Undertakings.

     (a)      Rule 415 Offerings.

               The undersigned registrant hereby undertakes that it will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

               (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

               (4) File a post-effective amendment to the registration statement to include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering.

     (b)      Filings Incorporating Subsequent Exchange Act documents by reference.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Request for acceleration of effective date.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on November 7, 2003.

LJ INTERNATIONAL INC.

By:	/s/ YU CHUAN YIH

Yu Chuan Yih
Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ YU CHUAN YIH Yu Chuan Yih	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	11/7/03

/s/ KA MAN AU Ka Man Au	Chief Operating Officer and Director	11/7/03

/s/ HON TAK RINGO NG Hon Tak Ringo Ng	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	11/7/03

/s/ LIONEL C. WANG Lionel C. Wang	Director	11/7/03

/s/ PO YEE ELSA YUE Po Yee Elsa Yue	Director	11/7/03

/s/ ANDREW N. BERNSTEIN Andrew N. Bernstein	Authorized Representative in the United States	11/7/03

EXHIBIT INDEX

Exhibit		Page
Number	Description of Exhibit	Number
4.1	Specimen certificate for common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, File No. 333-7912 and incorporated by reference)	—

4.2	Strategic Advisory Services Agreement dated as of July 1, 2003 by and between the Company and Solo Argento Inc.

4.3	Form of Common Stock Purchase Warrant issued in connection with the July 1, 2003 Strategic Advisory Services Agreement

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Moores Rowland Mazars, independent auditors

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)	—